95  Enterprise
     Aliso  Viejo,  California  92656-2601
     949.425.4300



Contact:
     Dennis  Gates
     Senior  Vice  President  and  Chief  Financial  Officer
     (949)  425-4531



                    SAFEGUARD HEALTH ENTERPRISES, INC. NAMES
             JAMES E. BUNCHER PRESIDENT AND CHIEF EXECUTIVE OFFICER


ALISO VIEJO, CALIF. (MARCH 9, 2000) - Steven J. Baileys, D.D.S., chairman of SafeGuard Health Enterprises, Inc. (OTC/BB:SFGDE.OB), today announced that James
E. Buncher has been named president and chief executive officer of the Company. He has also joined the Company's board of directors. John E. Cox, former president, chief operating officer and director, recently resigned to pursue other interests.

Mr. Buncher said, "I look forward to assuming a leadership role in working with the management and employees of SafeGuard to reestablish the Company as a market leader. My focus will be to restore credibility in the marketplace through strong leadership, a disciplined financial structure and an aggressive sales and marketing campaign. We intend to build upon our reputation for quality and service.

"I have taken this position because I believe in the Company and see enormous potential. I expect challenges, but we have a solid operational platform and now a strong financial base on which to build. The recently announced capital infusion and debt restructuring substantially improve our balance sheet and give us the momentum we need to gain traction in the marketplace to reestablish SafeGuard as a leader in the dental benefits industry."

As previously announced on March 1, an investor group made an $8 million loan to the Company, which will be converted into equity. The Company also announced that its lenders had agreed to convert all of the Company's outstanding debt into equity as well. When the transaction is completed following regulatory approval, 63% of the Company will be owned by John Hancock Life Insurance Co. and Silicon Valley Bank, 23% by the investor group, and 14% by existing equity holders.

SafeGuard  Health  Names  New  President
Page  2
March  9,  2000


Steven J. Baileys, D.D.S., said, "Jim Buncher's extensive experience in the health care industry and the insight he brings from his service as a director of health care companies -- both public and private, reinforce the strong leadership and diversity of expertise shared by the management team of our company. Because of his direct experience with our industry, his insight regarding the dynamics of our business, and his lifelong involvement with corporate governance, he is a great addition to our management team and Board of Directors. With the addition of Jim to our management team, we are confident we will achieve the true potential of the Company."

Buncher has more than 24 years experience in health care management and directorships, most recently as a consultant to the industry. He served as president and CEO of Community Dental Services, Inc., a dental practice management company; as president and CEO of Community Care Network, Inc., which merged with Value Health, Inc.; and as president and CEO of Republic Health Corporation. In addition, Buncher was president and CEO of CIGNA Health Plans. Buncher has held various management positions with Hospital Affiliates, Inc., Abbott Laboratories and SCM Corporation, and began his career as a staff auditor for Peat, Marwick, Mitchell & Co.

Buncher currently serves on the boards of directors of American Home Care Corporation, PriCare, Inc., Consensus Health, and Horizon Health Corporation. He has held directorships of Community Dental Services, Inc., United Dental Care, Inc., Alliance Imaging, Inc., Community Care Network, Inc., United Medical Plan of Virginia, Republic Health Corporation, INA Health Care Group, Inc., Tulane Medical Center Hospital, and Hospital Affiliates International.

Buncher received a Bachelor of Science in Accountancy from the University of Illinois, where he was a Sloan Scholar. He also received a Master of Accounting Science from the University of Illinois. He is a Certified Public Accountant.

SafeGuard Health Enterprises, Inc., a leader in the dental benefits industry, provides managed care dental plans, indemnity dental plans, vision benefit plans, administrative services, and preferred provider services.

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